Exhibit 10.55

AMENDED AND RE-STATED
EMPLOYMENT AGREEMENT

This Amended and Re-Stated Employment Agreement (the "Agreement"), is effective as of March 21, 2023 (the "Effective Date"), between Aytu BioPharma, Inc., a Delaware corporation headquartered at 373 Inverness Parkway, Suite 206, Englewood, CO 80112 USA, hereinafter referred to as the "Company"), and Greg Pyszczymuka as ("Executive").

RECITALS

WHEREAS, the Company is a duly organized Delaware corporation, with its principal place of business within the State of Colorado, and is in the business of developing and marketing pharmaceuticals, medical devices, and other healthcare products; and

WHEREAS, the Company desires assurance of the continued association and services of the Executive in order to continue to retain the Executive's experience, skills, abilities, background and knowledge, and is willing to engage the Executive's services on the terms and conditions set forth in this Agreement; and

WHEREAS, Executive desires to be in the continued employ of the Company, and is willing to accept such continued employment on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.Employment.

(a)Term. The Company hereby agrees to employ Executive and Executive hereby accepts such employment with the Company for the period of 12 months beginning on the Effective Date, with automatic renewal of the employment period every 12 months.  . The Term of this Agreement (the “Term”) shall continue until the termination of Executive's employment in accordance with the provisions of this Agreement. The termination of Executive's employment under this Agreement shall end the Term but shall not terminate Executive's or the Company's other obligations that are intended to survive the termination of this Agreement (including without limitation, the payments under Section 4 and 5 and Executive's obligations under Section 8).

(b)Position and Duties. During the Term, the Executive shall serve as the Chief Commercial Officer, and shall have supervision and control over and responsibility for the day-to-day business and affairs of the commercial operational aspects of the Company and shall have such other powers and duties as may from time to time be prescribed by the Chief Executive Officer ("CEO") of the Company, provided that such duties are consistent with the Executive's position or other positions that he may hold from time to time. The Executive shall devote his full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, the Executive may serve on other boards of directors, with the approval of the CEO, or engage in religious, charitable or other community activities as long as such services and activities are disclosed to the Board and do not interfere with the Executive's performance of his duties to the Company as provided in this Agreement. During the Term, Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by the Executive to be adverse, competitive, or antagonistic to the Company, its business or prospects, its financial position, or otherwise or in any company, person or entity that is, directly or indirectly, in competition with the business of the Company or any of its affiliates. This provision shall encompass any advisory boards of which Executive is or becomes a member of during the term hereof. Executive shall provide written disclosure to the Compensation Committee ("Compensation Committee") of the Company's Board of Directors (the "Board") as to all advisory boards on which Executive sits, and will provide the Company with written notice within 10 business days of Executive agreeing to sit on any additional advisory boards. On termination of Executive's employment, regardless of the reason for such termination, Executive shall immediately (and with contemporaneous effect) resign any directorships, offices or other positions that Executive may hold in the Company or any affiliate, unless otherwise agreed in writing by the parties.

2.Compensation and Related Matters.

(a)Base Salary. During the Term, the Executive's initial annual base salary shall be three hundred seventy-five thousand dollars ($375,000.00), less applicable deductions and withholdings. The Executive's base salary shall be reviewed at least semi-annually by the Compensation Committee or a majority of the independent members of the Board, and the base salary may be increased only by the Compensation Committee or a majority of the independent members of the Board. The base salary in effect at any given time is referred to herein as "Base Salary." The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for senior executives.

(b)Bonus Compensation. The Executive shall be eligible for an annual discretionary bonus (hereinafter referred to as the "Bonus") with a target amount of forty percent (40%) of the Base Salary, subject to standard deductions and withholdings, based on the Compensation Committee's determination, in good faith, and based upon the Executive's individual achievement and company performance objectives as set by the Board or the Compensation Committee, of whether the Executive has met such performance milestones as are established for the Executive by the Board or the Compensation Committee, in good faith, in consultation with the Executive (hereinafter referred to as the "Performance Milestones"). The Performance Milestones will be based on certain factors including, but not limited to, the Executive's performance and the Company's financial and operational performance. The Executive must be employed on the date the Bonus is awarded to be eligible for the Bonus, subject to the termination provisions hereof. Bonuses shall be paid during the calendar quarter following the calendar quarter for which such Bonus was earned when Performance Milestones are met during a calendar quarter. Fourth quarter Bonuses and Bonuses calculated on the basis of partial Performance Milestone satisfaction shall be paid within 75 days of fiscal year-end.

(c)Transaction Bonus Compensation. In recognition of Executive's significant contributions in securing the Rumpus Therapeutics asset purchase and success in integrating the Company's commercial operations following the Neos Therapeutics merger (the "Transactions"), Executive acknowledges prior receipt of a one-time, discretionary bonus (the "Transaction Bonus") in the amount of one hundred thousand dollars

($100,000.00).

(d)Restricted Stock Grant. Executive acknowledges previous receipt of  a sign on restricted stock grant of 75,000 shares, scheduled to vest over a (3) year period of employment with the Company beginning on October 1, 2021, and performance-based restricted stock units of 50,000 shares scheduled to vest over a (3) year period of employment with the Company beginning on the grant date of the performance-based award.

(e)Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him during the Term in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its senior executive officers.

(f)Other Benefits. During the Term, the Executive shall be eligible to participate in or receive benefits under the Company's employee benefit plans in effect from time to time, subject to the terms of such plans.

(g)Vacations. For the term of this Agreement, Executive shall be entitled to paid time off at the rate of five (5) weeks per annum. In accordance with Company policy, unused paid time off will accrue up to a maximum accrual of 240 hours, which is considered the maximum accrual amount. Current accrued PTO of Executive, at the time of this employment agreement execution, shall not be impacted and remain unchanged. The Executive shall also be entitled to all paid holidays given by the Company to its executives.

3.Termination. During the Term, the Executive's employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(a)Death. The Executive's employment hereunder shall terminate upon his death.

(b)Disability. The Company may terminate the Executive's employment if he is disabled and unable to perform the essential functions of the Executive's then existing position or positions under this Agreement with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive's then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive's guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Company's determination of such issue shall be binding on the Executive. Nothing in this Section 3{b) shall be construed to waive the Executive's rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §260 I et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(c)Termination by Company for Cause. The Company may terminate the Executive's employment hereunder for Cause. For purposes of this Agreement, "Cause"

shall mean any of the following: (i) the Executive's material breach of any agreement with the Company, including the Confidentiality and Intellectual Property Agreement, dated 10/04/2021 (the "Confidentiality Agreement"), the provisions of Section 8 of this Agreement, the Code of Conduct or any other material policy that may result in material injury to the Company; (ii) the Executive's conviction of , or entry of a plea of guilty to, or a plea of nolo contender with respect to, any crime other than a traffic violation or infraction which is a misdemeanor; (iii) the Executive's act of fraud or intentional misrepresentation in connection with the Executive's duties or otherwise in connection with the business of the Company, that may result in material injury to the Company; (iv) the Executive's unintended but material breach in the performance of duties under this Agreement, including insubordination or failure to implement or follow a lawful policy or directive of the CEO or Company, provided that if such failure is curable, it is not cured within 30 days following written notice thereof from the CEO or Board; or (v) the Executive's willful malfeasance or willful misconduct in the performance of the Executive's duties for the Company.

(d)Termination Without Cause. The Company may terminate the Executive's employment hereunder at any time without Cause. Any termination by the Company of the Executive's employment under this Agreement which does not constitute a termination for Cause under Section 3(c) and does not result from the death or disability of the Executive under Section 3(a) or (b) shall be deemed a termination without Cause.

(e)Termination by the Executive. The Executive may terminate his employment hereunder at any time for any reason, including but not limited to Good Reason. For purposes of this Agreement, "Good Reason" shall mean, without the Executive's consent, the occurrence of any of the following: (i) the Company materially breaches a material term of this Agreement, and such breach causes or is likely to cause material harm to the Executive; (ii) there is a change in the Executive's responsibilities that represents a material and adverse change from the Executive's overall responsibilities, taken as a whole; (iii) there is a Change in Control that results in a change in the Executive's responsibilities that represents a material and adverse change from the Executive's overall responsibilities, taken as a whole; (iv) the Executive's Base Salary is substantially reduced or diminished; or (v) the Executive's place of employment is relocated by the Company more than a 50-mile radius from Philadelphia, Pennsylvania (it being understood and agreed that the Executive may be required to travel in connection with Company business and none of such travel shall constitute or give rise to "Good Reason"). The Executive's voluntary termination shall be deemed to have occurred for Good Reason for purposes of this Agreement only if (x) the Executive provides written notice to the Company within 30 days after the Executive becomes aware of circumstances giving rise to Good Reason, (y) the Company fails to correct the circumstances giving rise to Good Reason within 30 days following the receipt of such notice (the "Cure Period") and (z) the Executive resigns within 30 days following the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

(f)Notice of Termination. Except for termination as specified in Section 3(a), any termination of the Executive's employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice, which shall indicate the specific termination provision in this Agreement relied upon.

(g)Date of Termination. "Date of Termination" shall mean: (i) if the

Executive's employment is terminated by his death, the date of his death; (ii) if the Executive's employment is terminated on account of disability under Section 3(b) or by the Company for Cause under Section 3(c), the date on which Notice of Termination is given; (iii) if the Executive's employment is terminated by the Company under Section 3(d), the date on which a Notice of Termination is given; (iv) if the Executive's employment is terminated by the Executive under Section 3(e) without Good Reason, 30 days after the date on which a Notice of Termination is given, and (v) if the Executive's employment is terminated by the Executive under Section 3(e) with Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period, 30 days after the date on which a Notice of Termination is given. Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.

4.Compensation Upon Termination.

(a)Termination Generally. If the Executive's employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to his authorized representative or estate) (i) any Base Salary earned through the Date of Termination, unpaid expense reimbursements (subject to, and in accordance with, Section 2(c) of this Agreement) and unused vacation that accrued through the Date of Termination on or before the time required by law but in no event more than 30 days after the Executive's Date of Termination in a lump sum payment; and (ii) any vested benefits the Executive may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (collectively, the "Accrued Benefit").

(b)Termination by the Company Without Cause, by the Executive with Good Reason. During the Term, if the Executive's employment is terminated by the Company without Cause as provided in Section 3(d), or the Executive terminates his employment for Good Reason as provided in Section 3(e), then the Company shall pay the Executive his Accrued Benefit. In addition, subject to the Executive signing a separation agreement containing, among other provisions, a general release of claims in favor of the Company and related persons and entities, confidentiality, return of property and non-disparagement, in a form and manner satisfactory to the Company (the "Separation Agreement and Release") and the Separation Agreement and Release becoming fully effective, all within the time frame set forth in the Separation Agreement and Release:

(i)The Company shall pay the Executive an amount equal to the Executive's annual Base Salary plus any pro-rated incentive compensation earned (at target amount of forty percent (40%) of the Executive's Base Salary) but unpaid as of the Date of Termination (the "Severance Amount"). In the event the Company determines that bonus payouts for Company executives will not be paid in full for the fiscal year during which the Executive's termination occurs, at the Company's sole determination, Executive's pro-rated incentive compensation may be reduced below forty percent (40%) commensurate with such other executive bonuses paid for that fiscal year. Notwithstanding the foregoing, if the Executive breaches any of the provisions of the Confidentiality Agreement or Section 8 of this Agreement, all payments of the Severance Amount sha11 immediately cease; and

(ii)Notwithstanding anything to the contrary in the applicable Restricted Stock Agreement, the issued restricted stock will immediately vest following the expiration of the revocation period as set forth in Separation Agreement and Release; and

(iii)If the Executive was participating in the Company's group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then the Company shall pay to the Executive a monthly cash payment for 12 months or the Executive's COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company; and

(iv)The amounts payable under this Section 4(b) shall be paid out in a substantially equal insta11ments in accordance with the Company's payroll practice over 12 months commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately fol1owing the Date of Termination. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section l.409A-2(b)(2)

5.Change in Control Payment. The provisions of this Section 5 set forth certain terms of an agreement reached between the Executive and the Company regarding the Executive's rights and obligations upon the occurrence of a Change in Control of the Company. These provisions are intended to assure and encourage in advance the Executive's continued attention and dedication to his assigned duties and his objectivity during the pendency and after the occurrence of any such event. These provisions shall apply in lieu of, and expressly supersede, the provisions of Section 4(b) regarding severance pay and benefits upon a termination of employment, if such termination of employment occurs within 12 months after the occurrence of the first event constituting a Change in Control. These provisions shall terminate and be of no further force or effect beginning 12 months after the occurrence of a Change in Control. Regardless of change in employment status following Change in Control, all stock options and other stock-based awards held by the Executive and granted after the Effective Date shall immediately accelerate and become fully exercisable or non-forfeitable as of the Date of Change in Control.

(a)Change in Control. During the Term, if within 12 months after a Change in Control, the Executive's employment is terminated by the Company without Cause as provided in Section 3(d) or the Executive terminates his employment for Good Reason as provided in Section 3(e), then, subject to the signing of the Separation Agreement and Release by the Executive and the Separation Agreement and Release effective all within  the time frame set forth in the Separation Agreement and Release,

(i)The Company shall pay the Executive a lump sum in cash in an amount equal to one time the sum of (A) the Executive's then current Base Salary (or the Executive's Base Salary in effect immediately prior to the Change in Control, if higher) plus (B) the Executive's target annual incentive compensation for the then-

current year; and

(ii)Notwithstanding anything to the contrary in any applicable option agreement or stock-based award agreement, all stock options and other stock-based awards held by the Executive and granted after the Effective Date shall immediately accelerate and become fully exercisable or non-forfeitable as of the Date of Termination; and

(iii)If the Executive was participating in the Company's group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then the Company shall pay to the Executive a monthly cash payment for 12 months or the Executive's COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company; and

(iv)The amounts payable under this Section S(a) shall be paid or commence to be paid within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payment shall be paid or commence to be paid in the second calendar year by the last day of such 60-day period.

For the avoidance of doubt, all stock options and other stock-based awards held by the Executive as of the Effective Date shall be treated as indicated in the applicable award agreements.

(b)Additional Limitation.

(i)Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the "Aggregate Payments"), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Executive receiving a higher After Tax Amount (as defined below) than the Executive would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. § I .280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.2800-1, Q&A-24(b) or(c).

(ii)For purposes of this Section 5(b), the "After Tax Amount" means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Executive as a result of the Executive's receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(iii)The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 5(b)(i) shall be made by a nationally recognized accounting firm selected by the Company (the "Accounting Finn"), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

(c)Definitions. For purposes of this Section 5, the following terms shall have the following meanings:

"Change in Control" shall mean the consummation of any of the following:

(i)A sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity; or

(ii)A merger, reorganization or consolidation in which the outstanding shares of common stock of the Company are converted into or exchanged for shares of the successor entity and the holders of the Company's outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the surviving entity immediately upon the completion of such transaction; or

(iii)The sale of all or a majority of the common stock of the Company to an unrelated person or entity; or

(iv)Any other transaction in which the holders of the Company's outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the surviving entity in the transaction immediately upon the completion of such transaction.

6.Section 409A.

(a)Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive's separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a "specified employee" within the meaning of Section 409A(a){2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive's separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive's separation from service, or (B) the Executive's death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b)All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year sha11 not affect the in-kind benefits to be provided or the expenses eligible for  reimbursement  in any other taxable year (except for any lifetime or other aggregate limitation  applicable  to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c)To the extent that any payment or benefit described in this Agreement constitutes "non-qualified deferred compensation" under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive's termination of employment, then such payments or benefits shall be payable only upon the Executive's "separation from service." The determination of whether and when a separation from service has occurred sha11 be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A- 1(h).

(d)The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section l.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e)The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

7.Intellectual Property. The Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments,  methods,  designs,  analyses, drawings, reports, patent applications, copyrightable work and  mask  work (whether or not including any confidential information) and all registrations or applications related  thereto,  all other proprietary information and all similar or related information (whether or not  patentable) which relate to the Company's or any of its affiliates' actual or anticipated business, research and development or existing or future products or services and which  are conceived,  developed  or made by the Executive (whether alone or jointly  with  others)  while employed  by the Company and its affiliates, whether before or after the date of this Agreement (collectively referred to as "Work Product"), are the property of the Company or such affiliated companies. The  Executive shall promptly disclose such Work Product to the Board and, at the Company's  expense, perform  all actions reasonably requested by the Board  (whether  during  or after the period of employment) to establish and confirm such ownership (including, without limitation, executing and delivering assignments, consents, powers of attorney and other instruments).  The Executive acknowledges that all Work Product shall be deemed to constitute "works made for hire" under the U.S. Copyright Act of 1976, as amended.

8.Confidential Information, Noncompetition and Cooperation. The Executive agrees that he continues to be bound by the terms of the Confidentiality Agreement.

(a)The Executive agrees that all property (including, without limitation, all equipment, tangible proprietary information, documents, records, notes, contracts and computer generated materials) furnished to or created or prepared by the Executive incident to the Executive's employment belongs to the Company and shall be promptly returned to the Company upon termination of the Executive's employment.

(b)Upon termination of the Executive's employment, the Executive shall be deemed to have resigned from any and all offices and directorships then held with the Company and its affiliates. Following any termination of employment, the Executive shall reasonably cooperate with the Company (i) in the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees, and (ii) in the defense of any action brought by any third party against the Company that relates to the Executive's employment by the Company; provided, that in each case the Company shall reimburse the Executive for any reasonable and documented out-of-pocket fees and expenses incurred by the Executive in connection with such cooperation.

(c)The Executive acknowledges that in the course of the Executive's employment with the Company, the Executive will become familiar with the Company's and its affiliates' trade secrets and with other confidential and proprietary information and that the Executive's services will be of special, unique and extraordinary value to the Company and its affiliates. Therefore, the Executive agrees that the Executive shall not, during the Term and for a period of one (1) year thereafter, directly or indirectly, either for himself or for any other person or entity or otherwise, (i) participate in any business or enterprise (including, without limitation, any division, group or franchise of a larger organization), engaged, anywhere within North America at the time of termination (the "Restricted Territory"), in the business of developing or commercializing controlled release, ion exchange resin based pharmaceutical products, developing or commercializing ADHD products, or developing or commercializing any products addressing Vascular Ehlers-Danlos Syndrome, or any other business in which the Executive would be required to employ, reveal or otherwise utilize trade secrets of the Company and its affiliates used prior to termination that may result in a material injury to the Company (with it being understood that the term "participate in" shall include, without limitation, having any direct or indirect interest in any person or entity, whether as a sole proprietor, owner, stockholder, partner, joint venturer, creditor or otherwise, or rendering any direct or indirect service or assistance to any person or entity -whether as a director, officer, manager, supervisor, employee, agent, consultant, advisor or otherwise); provided that, nothing herein shall prohibit the Executive from being a passive owner of not more than two percent (2%) of the outstanding stock of any class of an entity which is publicly traded so long as the Executive has no active participation in the business of such corporation; (ii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or any of its subsidiaries to cease doing business with the Company or any such subsidiary or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company and any such subsidiary; or (iii) induce or attempt to induce any employee of the Company or its affiliates to leave the employ of the Company or any such affiliated company, or in any way interfere with the relationship between the Company and any of its affiliates and any employee thereof, or hire or otherwise engage any person who was an employee of the Company or any of its affiliated companies within one year before any such hiring would take place.

(d)The Executive agrees that he will not directly or indirectly, individually or in concert with others, make any statement calculated or likely to have the effect of undermining or disparaging the business or the business reputation of the Company or its affiliates or their respective employees, officers, directors, customers, suppliers, successors and assigns, including, without limitation, negative comments about any such person or company, its management methods, policies and/or practices. Notwithstanding the foregoing, nothing herein shall prohibit the Executive from responding accurately and fully to any question, inquiry or request made in connection with any governmental inquiry, investigation, review, audit or proceeding, any legal proceeding or claim (whether in court, arbitration or otherwise) of any nature, or as otherwise required by law.

(e)If, at the time of enforcement of this Section 8, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law. Because the Executive's services are unique and because the Executive has access to confidential and proprietary information of the Company and its business, the parties hereto agree that money damages would not be an adequate remedy for any breach of Section 8 of this Agreement. Therefore, in the event of a breach or threatened breach of Section 8 of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor and notwithstanding anything herein to the contrary, apply to any court of competent jurisdiction for specific performance and/or injunctive or other equitable relief in order to enforce or prevent any violations of, the provisions hereof (without posting a bond or other security).

(f)The Executive acknowledges that the provisions of this Section 8 are in consideration of the Executive's employment with the Company and additional good and valuable consideration as set forth in this Agreement. The Executive agrees and acknowledges that the restrictions contained in Section 8 do not preclude the Executive from earning a livelihood, nor do they unreasonably impose limitations on the Executive's ability to earn a living. The Executive acknowledges (i) that the business of the Company and its affiliates will be conducted throughout the Restricted Territory, (ii) notwithstanding the state of formation or principal office of the Company and its affiliates, or any of their respective executives or employees (including the Executive), it is expected that the Company will have business activities and have valuable business relationships within its industry throughout the Restricted Territory, and (iii) as part of the Executive's responsibilities, the Executive may be traveling throughout the Restricted Territory in furtherance of the Company's and its affiliates' business and its relationships. The Executive acknowledges that the potential harm to the Company of the non-enforcement of Section 8 outweighs any potential harm to the Executive of its enforcement by injunction or otherwise. The Executive acknowledges that the Executive has carefully read this Agreement and has given careful consideration to the restraints imposed upon the Executive by this Agreement and is in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of the Company and its subsidiaries now existing or to be developed in the future. The Executive acknowledges that each and every restraint imposed by this Agreement is reasonable with respect to scope, duration, and geographical area.

9.Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive's employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association ("AAA") in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. In the event that any person or entity other than the Executive or the Company may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity's agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The parties consent to the jurisdiction to the federal courts of the District of Colorado or, if there shall be no jurisdiction, to the state courts located in Arapahoe County, Colorado, to enforce any arbitration award rendered with respect thereto. This Section 8 shall be specifica1ly enforceable. Notwithstanding the foregoing, this Section 8 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 9.

10.Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce Section 9 of this Agreement, the parties hereby consent to the jurisdiction of the Superior Court of the State of Colorado and the United States District Court for the District of Colorado. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

11.Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter, provided that the Confidentiality Agreement remains in full force and effect.

12.Withholding. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

13.Successor to the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal representatives, executors, administrators, heirs, distributees, devisees and legatees. In the event of the Executive's death after his termination of employment but prior to the completion by the Company of all payments due him under this Agreement, the Company shall continue such payments to the Executive's beneficiary designated in writing to the Company prior to his death (or to his estate, if the Executive fails to make such designation).

14.Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

15.Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive's employment to the extent necessary to effectuate the terms contained herein.

16.Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

17.Notices. Any notice to be given under this Agreement shall be in writing and delivered personally or sent by overnight courier or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below, or to such other address of which such party subsequently may give notice in writing:

(a)	If to Executive: To the address specified in the payroll

records of the Company.

(b)	If to the Company:

Aytu BioPharma, Inc.

373 Inverness Parkway

Suite 206

Englewood, Colorado 80112

Any notice delivered personally or by overnight courier shall be deemed given on the date delivered and any notice sent by registered or certified mail, postage prepaid, return receipt requested, shall be deemed given on the date mailed.

18.Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the

Company.

19.Governing Law. This is a Colorado contract and shall be construed under and be governed in all respects by the laws of the State of Colorado, without giving effect to the conflict of laws principles of such State. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the Tenth Circuit.

20.Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

21.Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a material breach of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

AYTU BIOPHARMA, INC.

By: Vivian Lu
Its: Chairwoman of the Compensation Committee Board of Directors

Executive

Greg Pyszczymuka